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                                                                Exhibit 10.26

                              AMENDMENT TO LEASE

     Agreement made this 31st day of August, 1995 between Massachusetts Institute of Technology, Treasurer's Office, Suite 200, 238 Main Street, Cambridge, MA 02142 ("Lessor") and ImmunoGen, Inc., 128 Sidney Street, Cambridge, MA 02139 ("Lessee"). Unless otherwise defined herein capitalized terms shall have the meaning set forth in the Lease as defined below.

     WHEREAS, Lessor and Lessee are parties to a lease agreement for the land and building known as 128 Sidney Street, Cambridge, Massachusetts dated December 23, 1992 (the "Lease");

     WHEREAS, Lessor and Lessee desire to amend the Lease to by deleting Lessee's right to borrow from Lessor the cost of certain improvements made to the Premises by the Lessee and to increase Lessee's share of profit from a sublease of the Premises to take into account the Lessee's investment in such improvements;

NOW, THEREFORE, the parties agree as follows:

     1.   Section 3.1(b) is revised to read as follows:

          (b) All other costs, charges, or expenses which Lessee in this Lease agrees to pay or which Lessor pays or incurs as the result of a default by Lessee hereunder, including any penalty or interest which may be added for nonpayment or late payment thereof as provided in this Lease (collectively, "Additional Rent").

     2.   Section 8.0(c) is revised to read as follows:

          (c)  If Lessor consents to an assignment or sublease:
               (i) Lessee shall promptly deliver to Lessor a fully executed copy of said assignment or sublease; (ii) Lessee shall remain primarily liable to Lessor hereunder (which liability shall be joint and several with the assignee or sublessee); and (iii) if the aggregate rent and other amounts payable to Lessee under or in connection with such assignment or sublease, after deduction of the cost of Lessee's Work amortized on a straight-line basis over the Initial Lease Term, and the costs reasonably incurred by Lessee in entering into such assignment or sublease (including, without limitation, reasonable attorneys' fees and expenses, brokerage commissions, and alterations costs amortized on a straight-line basis over the term of such sublease), exceeds the Rent payable hereunder, Lessee shall pay to Lessor, as Additional Rent, one-half (1/2) of the amount of such excess immediately upon receipt thereof by Lessee.

               The parties agree that for the purposes of this
               Section 8.0(c) the cost of Lessee's Work is $8.91 per rentable square foot, but for purposes of this sublease of even date to be entered into by Lessee, as sublessor and ASTRA Research Center Boston, Inc., as sublessee, the cost of Lessee's Work shall be capped at $5.95 per rentable square foot, which will result in there being due to Lessor as Additional Rent during the term of such sublease an amount equal to $3.50 per rentable square foot during the initial term thereof and not less than $3.50 per rentable square foot during the extension term thereof (if said sublease is so extended).





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     3.   Section 13.5(b) is revised to read as follows:

          (b) Lessee shall diligently act to repair and restore the remainder of the Premises, including without limitation, "Lessee's Work" (as defined in the Work Letter), and all Alterations made by Lessee (or, in the case of a taking, what remains thereof), to substantially the condition in which they existed prior to the occurrence of such taking or casualty, PROVIDED, HOWEVER, that: (i) Lessee shall not be required to replicate Lessee's Work and all Alterations as they existed immediately prior to such casualty, but the plans and specifications for Lessee's repair and restoration shall be subject to Lessor's reasonable approval as provided in the Work Letter; (ii) the provisions of Sections 1, 2, 3, 4, 5, 6 and 8 of the Work Letter shall apply to such repair; (iii) in the event that the amount of insurance proceeds available for the repair and restoration work of both Lessor and Lessee hereunder from the insurance policy maintained by Lessee pursuant to
               Section 7.2 above is reduced by reason of the fact that Lessor has maintained insurance with respect to the Premises concurrent in coverage with the insurance maintained by Lessee pursuant to
               Section 7.2, Lessor shall provide the funds necessary to make up such deficit; and (iv) promptly upon completion of its work under this clause (b), Lessee shall diligently act to restore and/or replace all of Lessee's Property to substantially the same condition they were in prior to the occurrence of such taking or casualty. Lessee shall give Lessor written notice of the date on which Lessee commences such repair or restoration work.

     4.   Section 27.2 is deleted in its entirety.

     5. The Work Letter attached to the Lease as Exhibit D is revised as follows:

          (a) The definitions of "Lessee's Amortization Payments" and "Lessor's Allowance" are deleted from Paragraph 1.

          (b) The first subparagraph of Paragraph 2 is revised to read as follows:

               Subject to the provisions of Section 18.2 of the Lease, Lessor is leasing the Premises to Lessee in its "as is" condition, and Lessor shall have no obligation to perform any repairs or make any improvements to the Premises in anticipation of Lessee's occupancy thereof. Lessee shall perform Lessee's Work at Lessee's sole cost and expense.

          (c) The first subparagraph of Paragraph 3 is revised to read as follows:

               Lessee shall be solely responsible for the preparation and completion of all preliminary and final Working Drawings. Lessee shall retain its own architects and engineers to prepare Working Drawings, provided that Lessor first approves such engineers and architects so selected by Lessee, which approval shall not be unreasonably withheld or delayed. Lessee shall provide copies of the preliminary Working Drawings to Lessor, and Lessor shall provide to Lessee within fifteen (15) business days thereafter a list of corrections and modifications which Lessor requires to be made to the Working Drawings so as to make the Working Drawings consistent with the base Building systems and to





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               provide that the Lessee's Work is of a type capable of
               being reused by a typical research and laboratory user.
               Lessor shall also provide to Lessee within such 15-business day period a list of those elements of Lessee's Work which Lessee must remove at the expiration or earlier termination of this Lease.

          (d) The third sentence of the second paragraph of Paragraph 3 is revised to read as follows:

               Lessor shall also provide to Lessee within such 15-business day period a supplementary list of those elements of Lessee's Work which Lessee must remove at the expiration or earlier termination of this Lease (if any).

          (e)  Paragraph 9 is deleted in its entirety.

     In all other respects, the terms and provisions of the Lease are hereby ratified and confirmed and remain in full force and effect and unamended.

     EXECUTED UNDER SEAL as of the date set forth above.


     Lessor:                  MASSACHUSETTS INSTITUTE OF TECHNOLOGY



                              By:    /s/PHILIP A. TRUSSELL
                                  ------------------------------------------
                                     Name:  Philip A. Trussell
                                     Title: Director of Real Estate, Associate
                                            Treasurer
                                     Hereunto duly authorized




     Lessee:                  IMMUNOGEN, INC.



                              By:    /s/FRANK J. POCHER
                                  ------------------------------------------
                                     Name:  Frank J. Pocher
                                     Title:   Vice President
                                     Hereunto duly authorized










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